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                                                                    EXHIBIT 11.1

                             ADFLEX SOLUTIONS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (in thousands, except per share amounts)


                                                 Year Ended            Year Ended              Year Ended
                                                 December 31,          December 31,            December 31,
                                                    1994                  1995                    1996
                                                   ------               -------                --------
Net income (loss)                                  $7,046               $(3,723)               $(25,024)

Computation of shares used in net
income (loss) per share:

Weighted average common
shares  outstanding                                 5,028                 6,855                   8,580


Incremental common equivalent
shares
representing shares issuable
upon exercise of stock options                        550                    --                      --
and warrants (1)
                                                   ------               -------                --------


Total weighted average shares -                     5,578                 6,855                   8,580
primary
                                                   ======               =======                ========

Total weighted average shares -
fully diluted                                       5,578                 6,855                   8,580
                                                   ======               =======                ========

Primary net income (loss) per common
and                                                $ 1.26               $  (.54)               $  (2.92)
common equivalent share
                                                   ======               =======                ========

Fully diluted net income (loss) per
common and common equivalentent
share                                              $ 1.26               $  (.54)               $  (2.92)
                                                   ======               =======                ========


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(1) Amount calculated using the treasury stock method and fair market values for stock.